John Sutherland Joins Lake Victoria Mining Company Inc’s Board of Directors
Vancouver, British Columbia, April 13, 2015 (LVCA:OTCBB) Lake Victoria Mining Company, Inc. welcomes John J. Sutherland as a new member of the Board of Directors. In addition to joining the Board of Directors Mr. Sutherland will also become the Chairman of the Audit Committee.

David Kalenuik, President and CEO shares: “We are excited to welcome Mr. Sutherland as a new member board. His accounting and engineering background combined with his diverse entrepreneurial, corporate finance and mergers and acquisition experience dovetails perfectly into the stage of development that we are currently at. We all look forward to working with Mr. Sutherland to expedite the achievement of the company’s objectives.”

Mr. Sutherland, CPA, CGA, is currently the CFO of Grande West Transportation, a mid-size transit bus manufacturer since April, 2013. Previously, he was Vice President and CFO of Goldgroup Mining for five years and has extensive knowledge of Goldgroup’s operations, in addition to expertise in corporate finance in publicly traded resource and growth companies. He was previously Vice President, Finance of Arequipa Resources Ltd. leading up to its acquisition by Barrick Gold for $1.1 billion, notably one of Canada’s great mining success stories. Previous board positions by Mr. Sutherland include eight years with Aquiline Resources Inc. until its over $600 million acquisition by Pan American Silver Corp. late in 2009. Formerly the Site General Manager at the Sonora Gold project of Sonora Gold Corp., Mr. Sutherland obtained all the necessary permits in California and completed a major re-structuring in order to ensure timely production for the 120,000 ounces per year project. Prior to joining Goldgroup, he was Co-Founder, Vice-President and CFO of Tekion, Inc., a micro fuel cell developer, and was a key partner in its growth. Prior to Tekion, he was President and CEO of ASC AVCAN Systems Inc., a technology company, where he was nominated for the Ernst & Young Entrepreneur of the Year award.

The Company has enjoyed and benefited from the technical and business experience of Dr. David Webb throughout the last few years while he has been a member of our Board of Directors. Although we have accepted the resignation of Dr. David Webb as a director, effective April 10th, we intend to utilize his talents more fully as an independent technical consultant in our goals of establishing successful commercial gold production.

About the Company
Lake Victoria Mining Company, Inc. is working to create another gold mine in the world famous Lake Victoria Greenstone Belt, Tanzania, East Africa. Tanzania is Africa’s fourth largest gold producer behind South Africa, Ghana and Mali.

Lake Victoria Mining Company, Inc.
David T. Kalenuik, President & CEO
Phone: (303) 586-1390
Email: info@lvcamining.com